Exhibit 99.1

INSPIRED REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

●	Fourth Quarter Revenue Increased 116.2% Year-over-Year to $66.4 Million Driven by Growth Across Business Segments and Acquisition of Novomatic Gaming Technology Group (“Acquired Businesses” or “NTG Acquisition”)

●	Fourth Quarter Adjusted EBITDA[1] Increased 69.4% Year-over-Year to $17.7 Million

●	Inspired Fourth Quarter UK LBO Results Continued to Show Steady Improvement in Revenue Trend

●	116 Valor™ Terminals Sold in North America in the Fourth Quarter with 144 Incremental Valor™ Terminals Sold First Quarter to Date (through March 10, 2020)

●	Total Annualized Cost Synergies for the Acquired Businesses Projected to be $15.0 Million (Versus Prior Projection of $12.3-13.3 Million) by the End of 2020

New York, New York, March 11, 2020 - Inspired Entertainment, Inc. (“Inspired”) (NASDAQ: INSE) today reported unaudited financial results2 for the three-month period and fiscal year ended December 31, 2019.

Summary of Consolidated Fourth Quarter and Fiscal Year 2019 Financial Results (unaudited)

	Quarter Ended				Year Ended
	December 31,		Change		December 31,		Change
	2019	2018	(%)		2019	2018	(%)
(In $ millions, except per share figures)
GAAP Measures:
Revenue	$66.4	$30.7	116.2%		$153.4	$140.7	9.0%
Net operating loss	$(2.2)	$(2.4)	NM	[2]	$(13.1)	$(5.3)	NM	[2]
Net loss	$(12.8)	$(4.7)	NM	[2]	$(37.0)	$(21.2)	NM	[2]
Net loss per share	$(0.58)	$(0.23)	NM	[2]	$(1.69)	$(1.01)	NM	[2]
Non-GAAP Measures:
Adjusted EBITDA[1]	$17.7	$10.5	69.4%		$49.0	$54.7	(10.4)%

[1]	Reconciliation to US GAAP shown below.
[2]	Percentage change is not meaningful

Financial results for three months ended December 31, 2019 as compared to the three months ended December 31, 2018

●	Total Revenue increased 116.2% to $66.4 million, from $30.7 million, on a reported basis[3].
●	Adjusted EBITDA[1] increased 69.4% to $17.7 million, from $10.5 million, on a reported basis[3].

[1]	The financial measure “Adjusted EBITDA” and “Adjusted EBITDA Margin” are non-GAAP financial measures defined below under “Non-GAAP Financial Measures” and reconciled to the most directly comparable GAAP measures in the accompanying supplemental table at the end of this release. Adjusted EBITDA Margin is calculated as Adjusted EBITDA as a percent of Revenue.
[2]	Please see supplemental disclosure at the end of the release
[3]	There were no currency movements in the period materially affecting the reported position.

●	Net Revenue[4] for the pre-acquisition Inspired business (“Legacy Inspired Business”) increased 9.2% to $33.6 million and Adjusted EBITDA increased 16.5% to $12.2 million, despite the comparable period not including the reduction in maximum B2 stakes to £2 in the UK LBO market implemented on April 1, 2019 (the “Triennial Implementation”).
●	The Acquired Businesses contributed $32.9 million in Revenue and $5.5 million in Adjusted EBITDA.
●	Adjusted EBITDA Margin[1] declined year-over-year to 26.7%, from 34.2%, reflecting the comparatively lower margin of the Acquired Businesses. Adjusted EBITDA Margin was 36.4% for the Legacy Inspired Business and 16.8% for the Acquired Businesses for the fourth quarter 2019.

“We are very pleased with our fourth quarter results, which demonstrate the excellent progress we’re making on our ongoing business strategy to (1) mitigate the effects of the Triennial Implementation through operational and cost-reduction efforts, (2) generate new business to offset the impact of the Triennial Implementation as we seek to return to pre-Triennial Adjusted EBITDA levels, (3) integrate and drive profitability in the newly Acquired Businesses through UK Pub and Leisure digitization and (4) maximize revenue and cost synergies between the complementary businesses,” said Lorne Weil, Executive Chairman of Inspired.

Weil continued, “We are excited about the growth prospects we are seeing across the Company. We sold our first units in Illinois during the fourth quarter and have seen outstanding performance with all completed trials having resulted in follow-on orders. Our Virtual Sports business had its strongest ever quarter and we saw growth across the board. The popularity of our Gaming and Virtuals content continues to fuel the growth in our Interactive business and we are seeing impressive results from the recent launch of six new Interactive customers in North America.”

“We are optimistic about the positive trends in the Acquired Businesses as well, particularly in the Pub estate. The margins in the Pub business are showing continuing improvement with the steady conversion from analog to digital and we are seeing overall strengthening in the UK Pub industry, with the number of pubs and bars in the UK rising in 2019 for the first time in a decade. As we move through the year, we would expect Adjusted EBITDA and Adjusted EBITDA Margin of the Acquired Businesses to increase because of the steady conversion from analog to digital, the seasonality of the business and the benefits from synergy achievements, which we are now forecasting to be higher than originally estimated,” said Weil.

Weil concluded, “With the uncertainty surrounding the Triennial behind us, we are delighted to see these positive trends across our business thus far in 2020, where, in addition to the annualization of the Acquired Businesses, we continue to see upside from North American penetration, accelerated UK Pub and Leisure digitization, additional customers coming onboard in Virtual Sports and Interactive, as well as the realization of expected synergies.”

[4]	Legacy Inspired Business Revenue net of $1.0 million in intercompany eliminations derived from sales to the Acquired Businesses.

Financial results for twelve months ended December 31, 2019 as compared to the twelve months ended December 31, 20185

●	Total Revenue increased 9.0% to $153.4 million, from $140.7 million, on a reported basis.
●	Adjusted EBITDA decreased 10.4% to $49.0 million, from $54.7 million, on a reported basis, which reflects three quarters of the adverse results from the Triennial Implementation offset by the acquisition and other growth areas.

Recent Highlights

Server Based Gaming (“SBG”)

●	Installed an Additional 1,183 Terminals in Greece –The Company deployed the remaining machines to OPAP in the fourth quarter. Inspired has reached its contracted total of approximately 8,940 machines in Greece and will focus on yield management optimization across the estate.
●	First Valor™ Installations in North America – During the fourth quarter, Inspired sold 116 Valor™ terminals in Illinois. The Company has sold an additional 144 machines in the first quarter through March 10, 2020. Nearly every major Illinois operator has trialed Valor™ and all completed trials have resulted in follow-on orders. Inspired was one of the first suppliers to be certified by the Illinois Gaming Board for each of its games to include the increased $4 stakes and up to $1,199 prizes which were enabled in January 2020.
●	Sale of 150 Electronic Table Games (“ETGs”) to Genting UK With Exclusive Differentiated Content from Inspired – These ETGs include a new roulette variation, Dragonfire Roulette™, exclusively available to Genting. Machines were sold in the fourth quarter and are largely expected to be installed in the third and fourth quarters of 2020.
●	New Agreement to Offer Aristocrat Game Content – The new agreement, signed in the first quarter 2020, enables Inspired to add Aristocrat’s popular game titles to its content portfolio in Greece, Italy and the UK, bringing Inspired’s customers unparalleled variety.
●	Average Installed Base Decreased 4.3% Year over Year – The average terminal base for the fourth quarter decreased to 32,348 mainly due to UK Licensed Betting Office (“LBO”) closures, partly offset by additional deployments in Greece. The installed base at the end of the fourth quarter was 32,698, which is a decrease of 1,879 terminals, or 5.4%, year-over-year.

Virtual Sports

●	Additional Virtual Sports Operators – The number of Virtual Sports operators increased to 111 live worldwide (as of December 31, 2019), up 11.0% from the same time last year.
●	New Virtual Sports Content Launched – bet365 launched Virtual Football across two dedicated channels on bet365.com and launched 20 channels of Virtual Sports via a sportsbook integration on bet365.com in New Jersey. BetVictor launched Virtual Basketball across two dedicated channels. The Pennsylvania Lottery launched “Derby Cash” Virtual Horse Racing in over 8,500 venues in November 2019.
●	Signed Multi-Year Exclusive Contract with Flutter – In the fourth quarter the Company signed an extension to Inspired’s longstanding contracts with PaddyPower and BetFair.
●	Increased Morocco Sports Lottery Footprint–The expansion in Virtual Sports continued in Morocco with the number of venues increasing from the original 200 to 400 in the fourth quarter.

[5]	Financials for the twelve months ended December 31, 2018 are unaudited. Inspired changed its fiscal year end on September 25, 2018 whereby fiscal 2019 started January 1st and ended December 31st and fiscal 2018 started October 1st and ended September 30th. A full discussion and comparison of the twelve months ended December 31st are included in the Management Discussion and Analysis section of Inspired’s annual report on Form 10-K for the fiscal year ended December 31, 2019.

Interactive (Results Included within Virtual Sports)

●	Number of Live Interactive Customers Increased to 50 – Nine new Interactive customers launched during the quarter.
●	Addition of Six Key North American Customers – Inspired content is now live with four customers in New Jersey; Caesars, Golden Nugget, Mohegan, and Resorts, and two customers in Canada; Loto Quebec and British Columbia Lottery Corporation.
●	Award Nominations - Maximus Soldier of Rome™ nominated for the Top Performing Online Slot at the EKG Slot Awards in February 2020.

Acquired Businesses

●	Acquired Businesses Are Tracking Positively – Results to-date show strength, particularly in the UK Pub and Leisure businesses. Pub strength was driven by the digital conversion which increased to 66.2% of the Pub estate at the end of the quarter from 60.8% at the beginning of the quarter.
●	Heathrow Airport Contract Renewal – A new agreement has been signed securing the supply and management of gaming operations at Heathrow Terminals Three and Five.
●	Rank Group Contract Renewal – Renewed Mecca Bingo Service Agreement which sees Inspired providing service and maintenance to 82 club locations throughout the UK.
●	Blueprint Content Agreement – Inspired has agreed to a content supply arrangement that secures a number of leading gaming titles for specific market segments including Motorway Services (“MSAs”), Holiday Parks and Leisure locations.

Management Outlook and Commentary

The Triennial Implementation impacted Adjusted EBITDA by approximately $1.8 million in the fourth quarter, which included displaced unit sales which are not expected to be recurring. This is an improvement from an impact of approximately $2.9 million in the third quarter 2019 and approximately $3.7 million in the second quarter 2019. With the £2 stake limit implemented and the planned shop closures completed, we maintain our prior projection that the adverse impact as a result of the Triennial Implementation on our Adjusted EBITDA is expected to be $10.0 million to $11.0 million annually on a steady state basis.6

At the end of the fourth quarter, annualized cost synergies from the Acquired Businesses were tracking at a $3.5 million run rate across cost of sales and selling, general and administrative costs (excluding one off implementation costs). The Company expects the annualized cost synergies should reach $12.3 million to $13.3 million6 by the end of third quarter 2020, and, ultimately, should be approximately $15.0 million6 by the end of 2020 through shared costs and increased scale. Please note that there is seasonality in the Acquired Businesses, whereby the second and third quarters are seasonally strongest, followed by the fourth and first quarters, respectively, and Adjusted EBITDA Margins likely will be adversely impacted by the lower overhead absorption in the shoulder months.

We have not to date seen any meaningful impact on our business from the Coronavirus but we are closely monitoring all business lines for any potential impact. As this is a developing situation, we cannot provide any assurance that the effects of the Coronavirus epidemic will not have an adverse effect on our business.

“We are seeing very positive momentum following the acquisition. The trends in the Acquired Businesses are better than we expected at the time we agreed to acquire them and the integration is proceeding exceedingly well, with our overall estimated annual cost synergies now being higher than originally anticipated,” said Stewart Baker, Executive Vice President and Chief Financial Officer of Inspired. “We are glad to have nearly twelve months of the Triennial Implementation behind us and have several exciting business development opportunities coming to fruition. These growth initiatives do have associated capital expenditures in 2020, but we expect that our annualized level of capital expenditures, excluding integration capex, should be no greater than 50% of our Adjusted EBITDA.”

[6]	Assuming exchange rates remain stable

Overview of Fourth Quarter Results

SBG Service Revenue declined by $3.5 million, or 15.9%, in the fourth quarter on a reported basis, driven mainly by the $4.8 million decrease in revenue in the UK LBO market caused by the Triennial Implementation, which resulted in a 21.1% year-over-year decline in UK LBO Customer Gross Win per unit per day. The year-over-year decline in Gross Win per unit per day improved from 37.5% in the prior quarter. Additionally, revenue in the Italian market decreased by $1.0 million primarily due to a 1.8% increase in the tax rate on gross stakes and was offset by an increase in the Greek market of $1.8 million driven by continued rollout of contracted VLTs and associated license revenue.

SBG Hardware Revenue increased by $6.0 million, on a reported basis driven by our first Valor™ cabinet sales in North America of $1.8 million, SSBT sales in the UK LBO market of $1.9 million and Sabre Hydra™ sales to a major customer in the UK ETG market of $1.3 million.

Virtual Sports Revenue increased by $1.3 million, or 16.2%, on a reported basis. This was primarily driven by a $0.7 million increase in recurring revenue for retail and scheduled online Virtuals, $0.4 million increase from one-time content sales, and $0.4 million increase in recurring revenue from Interactive, offset by a $0.2 million decline in revenue from expired Virtual Sports licenses. The Interactive business appears to be strengthening with the launch of additional customers and the frequent launch of new games, which included the launch of Desperados Wild™, Jagr’s Super Slots™, Book of Christmas™, Book of Halloween™ and Mega Cherry™ in the quarter.

Acquired Businesses Service Revenue was $27.6 million in the fourth quarter, of which approximately $8.6 million was generated from Category C gaming machines within the Pub business. The Company’s average installed base within the Pub business included 8,590 Category C gaming machines. Digital gaming machines accounted for 66.2% of the total Category C gaming machines at the end of the quarter, which was an increase from 60.8% at the beginning of the quarter. This reflects the continued conversion of Category C gaming machines from analog to digital in the UK Pub estate. The increase in the Company’s digital machine base continues to drive revenue per gaming machine per week, which has demonstrated sequential growth on a quarterly basis and averaged £59.63 in the quarter, which was an increase of approximately 13.0% over the prior year comparable period.

The Leisure business includes Leisure Parks, MSAs, Adult Gaming Centers (“AGCs”) and Bowling Alleys. Leisure parks contributed approximately $5.6 million in revenue, which was strong for the fourth quarter, typically a weaker quarter as the summer holiday park season ends. Revenue from MSAs and AGCs was $6.2 million in the quarter and included 4,948 machines on a rental basis, generating an average of £75.09 per gaming machine per week. This represented an increase of approximately 22.6% over the prior year comparable period. Software license fees associated with hardware sales was $1.6 million in the quarter.

Acquired Businesses Hardware Revenue was $5.3 million and includes the sale of 673 machines, primarily in the digital sector with the Prismatic cabinet.

SG&A expenses increased by $18.3 million, or 120.0%, on a reported basis, to $33.6 million. Incremental SG&A expenses from the Acquired Businesses amounted to $20.1 million, which was partially offset by a $1.7 million decrease in the Legacy Inspired Business. This decrease was driven by facilities cost savings of $0.5 million, a decrease in Italian tax-related costs of $0.5 million (excluded from Adjusted EBITDA), lower costs of group restructure of $0.4 million (excluded from Adjusted EBITDA) and a decrease in other expenses of $0.4 million.

Adjusted EBITDA for the three months ended December 31, 2019 was $17.7 million, a year-over-year increase of 69.4% on a reported basis. The Acquired Businesses contributed $5.5 million in Adjusted EBITDA. The legacy Inspired business increased $1.8 million despite the comparable period not including adverse results from the Triennial Implementation. This increase was driven by the increase of Virtual Sports gross profit of $1.7 million, partially offset by the decrease in SBG gross profit of $0.8 million, the $0.5 million savings in facilities costs and the $0.4 million decrease in other SG&A expenses.

Net Loss increased to $12.8 million from a loss of $4.7 million on a reported basis mainly due to the $10.8 million increase in interest expense attributable to the refinancing for the acquisition, which includes a one-time $7.3 million charge related to the extinguishment of the previous debt facility. Net operating loss improved to $2.1 million from a loss of $2.4 million on a reported basis. The increase in gross profit of $26.5 million was mostly offset by increases in SG&A expenses, stock-based compensation expense, acquisition and integration-related transaction expenses and depreciation and amortization expense.

Net Cash Provided by Operating Activities Less Cash from Investing Activities during the quarter experienced an increase to an outflow of $116.9 million from an outflow of $5.7 million in the prior year period. This is primarily due to $105.9 million for the acquisition, net of cash procured.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, including Adjusted EBITDA, to analyze our operating performance. We use these financial measures to manage our business on a day-to-day basis. We believe that these measures are also commonly used in our industry to measure performance. For these reasons, we believe that these non-GAAP financial measures provide expanded insight into our business, in addition to standard U.S. GAAP financial measures. There are no specific rules or regulations for defining and using non-GAAP financial measures, and as a result the measures we use may not be comparable to measures used by other companies, even if they have similar labels. The presentation of non-GAAP financial information should not be considered in isolation from, or as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial measures.

We define our non-GAAP financial measures as follows:

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional specified exclusions and adjustments. Such additional excluded amounts include stock-based compensation, U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring, dual running costs, costs related to facility closures and integration costs (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business.

We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Reconciliations from net loss, as shown in our Consolidated Statements of Operations and Comprehensive Loss included elsewhere in this release, to Adjusted EBITDA are shown below.

Supplemental Disclosure

Inspired’s audit of its 2019 annual consolidated financial statements is not yet complete and accordingly all financial amounts referred to in this news release are unaudited and represent management’s estimates. These amounts are subject to audit and may be subject to change as a result. The Company intends to file its consolidated financial results for the year ended December 31, 2019, together with its Management’s Discussion and Analysis for the corresponding period on the Company’s website at www.inseinc.com.

Conference Call and Webcast

Inspired management will host a conference call and simultaneous webcast at 10:00 a.m. ET / 2:00 p.m. UK on Wednesday, March 11, 2020 to discuss the financial results and general business trends.

Telephone: The dial-in number to access the call live is 1-844-746-0725 (US) or 1-412-317-5264 (International). Participants should ask to be joined into the Inspired Entertainment call.

Webcast: A live audio-only webcast of the call can be accessed through the “Events and Presentations” page of the Company’s website at www.inseinc.com under the Investors link. Please follow the registration prompts.

Replay of the call: A telephone replay of the call will be available one hour after the conclusion of the call until March 18, 2020 by dialing 1-877-344-7529 (US) or 1-412-317-0088 (International), via replay access code 10139820. A replay of the webcast will also be available on the Company’s website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, and leisure operators across retail and mobile channels around the world. The Company’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. The Company operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for more than 50,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 44,000 retail channels; digital games for 100+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 19,000 devices.  Additional information can be found at www.inseinc.com.

Forward Looking Statements

This news release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “will,” “would” and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on Inspired’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Inspired’s views as of any subsequent date, and Inspired does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law. You are advised to review carefully the “Risk Factors” section of Inspired’s annual report on Form 10-K for the fiscal year ended September 30, 2018 and in Inspired’s subsequent quarterly reports on Form 10-Q, which are available, free of charge, on the U.S. Securities and Exchange Commission’s website at www.sec.gov.

Contact:

For Investors

Aimee Remey

aimee.remey@inseinc.com

+1 646 565-6938

For Press and Sales

inspiredsales@inseinc.com

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	December 31, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets
Cash	$29.1	$16.0
Accounts receivable, net	24.2	11.5
Inventory, net	18.8	5.1
Fair value of hedging instrument	—	0.9
Prepaid expenses and other current assets	23.2	15.6
Corporate tax and other taxes receivable	—	—
Total current assets	95.3	49.1

Property and equipment, net	79.3	39.9
Software development costs, net	45.8	38.8
Other acquired intangible assets subject to amortization, net	14.5	4.8
Goodwill	77.3	44.9
Right of use asaset	9.4	—
Investments	0.7	—
Other assets	5.1	9.2
Total assets	$327.4	$186.7

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$22.2	$7.4
Accrued expenses	32.5	12.6
Earnout liability	—	6.3
Corporate tax and other current taxes payable	6.6	1.9
Deferred revenue, current	10.1	10.3
Operating lease liabilities	3.6	—
Other current liabilities	1.9	3.6
Current portion of long-term debt	2.6	—
Current portion of capital lease obligations	0.1	0.4
Total current liabilities	79.6	42.5

Long-term debt	270.5	131.5
Capital lease obligations, net of current portion	—	—
Deferred revenue, net of current portion	17.7	21.7
Derivative liability	—	4.8
Operating lease liabilities	5.2	—
Other long-term liabilities	3.9	4.6
Total liabilities	376.9	205.1

Commitments and contingencies

Stockholders’ deficit
Preferred stock; $0.0001 par value; 1,000,000 shares authorized	—	—
Series A Junior Participating Preferred stock; $0.0001 par value; 1,000,000 shares authorized; 49,000 shares designated; no shares issued and outstanding at December 31, 2019 and December 31, 2018	—	—
Common stock; $0.0001 par value; 49,000,000 shares authorized; 22,230,768 shares and 20,870,397 shares issued and outstanding at December 31, 2019 and December 30, 2018, respectively	—	—
Additional paid in capital	346.6	329.9
Accumulated other comprehensive income	45.1	55.9
Accumulated deficit	(441.2)	(404.2)
Total stockholders’ deficit	(49.5)	(18.4)
Total liabilities and stockholders’ deficit	$327.4	$186.7

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in millions, except share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenue:
Service	$54.7	$30.0	$134.9	$130.6
Hardware	11.7	0.7	18.5	10.1
Total revenue	66.4	30.7	153.4	140.7

Cost of sales, excluding depreciation and amortization:
Cost of service	(8.1)	(6.0)	(23.5)	(23.4)
Cost of hardware	(7.7)	(0.6)	(12.6)	(7.9)
Selling, general and administrative expenses	(33.6)	(15.3)	(72.6)	(59.0)
Stock-based compensation expense	(2.4)	(1.6)	(9.0)	(5.8)
Impairment expense	—	—	—	(7.7)
Acquisition and integration related transaction expenses	(1.8)	(0.1)	(6.7)	(0.3)
Depreciation and amortization	(14.9)	(9.5)	(42.0)	(41.9)
Net operating loss	(2.1)	(2.4)	(13.0)	(5.3)

Other (expense) income
Interest income	—	—	0.1	0.2
Interest expense	(14.9)	(4.1)	(27.8)	(19.8)
Change in fair value of earnout liability	—	1.7	(2.3)	5.7
Change in fair value of derivative liability	0.2	0.8	3.0	(4.9)
Loss from equity method investee	(0.1)	—	(0.1)	—
Other finance income (expense)	4.1	(0.7)	3.2	3.2

Total other expense, net	(10.7)	(2.3)	(23.9)	(15.6)

Loss before income taxes	(12.8)	(4.7)	(36.9)	(20.9)
Income tax expense	—	—	(0.1)	(0.2)
Net loss	(12.8)	(4.7)	(37.0)	(21.1)

Other comprehensive (loss)/income:
Foreign currency translation gain	(3.1)	—	(2.4)	0.1
Change in fair value of hedging instrument	(0.5)	2.6	2.9	2.9
Reclassification of gain on hedging instrument to comprehensive income	0.1	(2.4)	(4.4)	(2.7)
Actuarial (losses) gains on pension plan	(2.7)	(2.8)	(6.9)	4.4
Other comprehensive (loss)/income	(6.2)	(2.6)	(10.8)	4.7

Comprehensive loss	$(19.0)	(7.3)	(47.8)	(16.4)

Net loss per common share – basic and diluted	$(0.58)	(0.23)	(1.69)	(1.01)

Weighted average number of shares outstanding during the period – basic and diluted	22,197,191	20,861,130	21,892,964	20,859,407

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Cash flows from operating activities
Net Loss	$(12.8)	$(4.7)	$(37.0)	$(21.1)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	14.9	9.5	42.0	41.9
Amortization of right of use asset	1.0	-	1.0	-
Stock-based compensation	2.4	1.6	9.0	5.8
Change in fair value of derivative liability	(0.2)	(0.8)	(3.0)	4.9
Change in fair value of earnout liability	-	(1.7)	2.3	(5.7)
Impairment expense	-	-	-	7.7
Foreign currency translation on senior bank debt	(4.0)	2.9	0.8	(0.5)
Foreign currency translation on currency swaps	1.7	(2.2)	(2.1)	(2.2)
Non-cash interest expense relating to senior debt	7.6	0.5	9.0	5.4
Changes in assets and liabilities
Accounts receivable	2.3	2.5	3.3	(0.1)
Inventory	2.3	-	2.0	(1.0)
Prepaid expenses and other assets	(2.6)	0.7	1.8	3.6
Corporate tax and other current taxes payable	(1.8)	(0.1)	(3.6)	(0.9)
Accounts payable	(1.6)	(3.6)	6.9	0.3
Deferred revenue and customer prepayment	(5.2)	(0.5)	(9.5)	3.2
Accrued expenses	5.1	(1.6)	8.4	0.2
Operating lease liabilities	(1.3)	-	(1.3)	-
Other long-term liabilities	0.5	(1.7)	0.7	(6.1)
Net cash provided by operating activities	8.3	0.8	30.7	35.4

Cash flows from investing activities
Purchases of property and equipment	(5.6)	(3.2)	(10.5)	(25.1)
Cash paid for NTG Acquisition	(105.9)	-	(105.9)	-
Purchases of capital software	(5.4)	(3.4)	(17.0)	(17.6)
Net cash used in investing activities	(116.9)	(6.6)	(133.4)	(42.7)

Cash flows from financing activities
Proceeds from issuance of long-term debt	270.6	-	270.6	140.0
Proceeds from issuance of revolver	-	-	2.8	-
Repayments of revolver and long-term debt	(150.7)	-	(144.2)	(122.3)
Payment of financing costs	(15.2)	(0.5)	(15.2)	(5.0)
Repayments of capital leases	(0.2)	(0.1)	(0.5)	(0.5)
Net cash provided by/(used in) financing activities	104.5	(0.6)	113.5	12.2

Effect of exchange rate changes on cash	3.6	(0.1)	2.3	0.1
Net increase/(decrease) in cash	(0.5)	(6.5)	13.1	5.0
Cash, beginning of period	29.6	22.5	16.0	11.0
Cash, end of period	$29.1	$16.0	$29.1	$16.0

Supplemental cash flow disclosures
Cash paid during the period for interest	$0.1	$4.1	$12.6	$14.6
Cash paid during the period for income taxes	$-	$-	$-	$-
Cash paid during the period for operating leases	$-	$-	$2.2	$-

Supplemental disclosure of noncash investing and financing activities
Additional paid in capital reclassified from derivative liability	$0.1	$-	$0.9	$2.8
Lease liabilities arising from obtaining right of use assets	$(9.6)	$-	$(9.6)	$-
Senior debt exit premium	$-	$-	$-	$4.2

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	For the Three-Month Period ended		For the Twelve-Month Period ended
	Unaudited Dec 31,	Unaudited Dec 31,	Unaudited Dec 31,	Unaudited Dec 31,
	2019	2018	2019	2018
(In millions)
Net loss	$(12.8)	$(4.7)	$(37.0)	$(21.1)

Items Relating to Legacy Activities:
Pension charges	0.2	0.1	0.6	0.5
Costs related to former operations	-	-	-	-
Litigation Settlement	-	-	-	1.4

Items outside the normal course of business:
Costs of Company restructure	0.1	0.6	3.3	1.5
Acquisition and integration related transaction expenses	1.8	0.1	6.7	0.3
Italian tax related costs relating to prior years	0.4	0.9	0.4	0.9

Stock-based compensation expense	2.4	1.6	9.0	5.8

Impairment expense	-	-	-	7.7
Depreciation and amortization	14.9	9.5	42.0	41.9
Total other expense, net	10.7	2.3	23.9	15.6
Income tax	-	-	0.1	0.2
Adjusted EBITDA	$17.7	$10.5	$49.0	$54.7

Adjusted EBITDA	£13.8	£8.2	£38.2	£41.2

Exchange Rate - $ to £	1.29	1.29	1.28	1.33

INSPIRED ENTERTAINMENT, INC. SEGMENT PERFORMANCE

(Unaudited)

Three Months Ended December 31, 2019

	Server Based Gaming	Virtual Sports	Acquired Entities	Intercompany Eliminations	Corporate Functions	Total
	(in millions)

Revenue:
Service	$18.3	$9.5	$27.6	$(0.7)	$-	$54.7
Hardware	6.7	-	5.3	(0.3)	-	11.7
Total revenue	25.0	9.5	32.9	(1.0)	-	66.4
Cost of sales, excluding depreciation and amortization:
Cost of service	(4.7)	(0.7)	(3.4)	0.7	-	(8.1)
Cost of hardware	(4.2)	-	(3.8)	0.3	-	(7.7)
Selling, general and administrative expenses	(5.3)	(2.5)	(20.1)	-	(5.7)	(33.6)
Stock-based compensation expenses	(0.4)	(0.4)	-	-	(1.6)	(2.4)
Acquisition and integration related transaction expenses	-	-	-	-	(1.8)	(1.8)
Depreciation and amortization	(7.4)	(1.3)	(6.0)	-	(0.2)	(14.9)
Segment operating income (loss)	3.0	4.6	(0.4)	-	(9.3)	(2.1)

Net Operating loss						$(2.1)

Total capital expenditures for the three months ended December 31, 2019	$3.6	$1.5	$5.1	$-	$1.7	$11.9

Three Months Ended December 31, 2018

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
	(in millions)
Revenue:
Service	$21.8	$8.2	$—	$30.0
Hardware	0.7	—	—	0.7
Total revenue	22.5	8.2	—	30.7
Cost of sales, excluding depreciation and amortization:
Cost of service	(4.9)	(1.1)	—	(6.0)
Cost of hardware	(0.6)	—	—	(0.6)
Selling, general and administrative expenses	(6.9)	(3.2)	(5.2)	(15.3)
Stock-based compensation expense	(0.1)	(0.1)	(1.4)	(1.6)
Acquisition and integration related transaction expenses	—	—	(0.1)	(0.1)
Depreciation and amortization	(7.8)	(1.4)	(0.3)	(9.5)
Segment operating income (loss)	2.2	2.4	(7.0)	(2.4)

Net operating loss				$(2.4)

Total capital expenditures for the three months ended December 31, 2018	$2.1	$1.2	$0.1	$3.4

Twelve Months Ended December 31, 2019

	Server Based Gaming	Virtual Sports	Acquired Entities	Intercompany Eliminations	Corporate Functions	Total
	(in millions)

Revenue:
Service	$71.0	$37.0	$27.6	$(0.7)	$-	$134.9
Hardware	13.5	-	5.3	(0.3)	-	18.5
Total revenue	84.5	37.0	32.9	(1.0)	-	153.4
Cost of sales, excluding depreciation and amortization:
Cost of service	(17.6)	(3.2)	(3.4)	0.7	-	(23.5)
Cost of hardware	(9.1)	-	(3.8)	0.3	-	(12.6)
Selling, general and administrative expenses	(23.6)	(8.7)	(20.1)	-	(20.2)	(72.6)
Stock-based compensation expenses	(1.7)	(1.4)	-	-	(5.9)	(9.0)
Acquisition and integration related transaction expenses	-	-	-	-	(6.7)	(6.7)
Depreciation and amortization	(29.1)	(5.5)	(6.0)	-	(1.4)	(42.0)
Segment operating income (loss)	3.4	18.2	(0.4)	-	(34.2)	(13.0)

Net Operating loss						$(13.0)

Total assets at December 31, 2019	$80.8	$66.8	$156.7	$-	$23.1	$327.4

Total goodwill at December 31, 2019	$-	$46.4	$30.9	$-	$-	$77.3

Total capital expenditures for the year ended December 31, 2019	$12.3	$5.9	$5.1	$-	$2.6	$25.9

Twelve Months Ended December 31, 2018

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
	(in millions)
Revenue:
Service	$93.2	$37.4	$—	$130.6
Hardware	10.1	—	—	10.1
Total revenue	103.3	37.4	—	140.7
Cost of sales, excluding depreciation and amortization:
Cost of service	(18.8)	(4.6)	—	(23.4)
Cost of hardware	(7.9)	—	—	(7.9)
Selling, general and administrative expenses	(30.8)	(11.3)	(16.9)	(59.0)
Stock-based compensation expense	(0.9)	(0.8)	(4.1)	(5.8)
Impairment expense	(4.7)	(3.0)	—	(7.7)
Acquisition and integration related transaction expenses	—	—	(0.3)	(0.3)
Depreciation and amortization	(34.3)	(6.1)	(1.5)	(41.9)
Segment operating income (loss)	5.9	11.6	(22.8)	(5.3)

Net operating loss				$(5.3)

Total assets at December 31, 2018	$93.0	$68.1	$25.6	$186.7

Total goodwill at December 31, 2018	$—	$44.9	$—	$44.9
Total capital expenditures for the three months ended December 31, 2018	$30.4	$6.7	$0.1	$37.2